Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

SLTC - Q4 2009 Selectica Earnings Conference Call

Event Date/Time: Jun 10, 2009 / 09:00PM GMT

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FINAL TRANSCRIPT

Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

CORPORATE PARTICIPANTS

Scott Wilson

Selectica Inc. - IR

Richard Heaps

Selectica Inc. - CFO, General Counsel

Brenda Zawatski

Selectica Inc. - Co-Chairman

CONFERENCE CALL PARTICIPANTS

Lilly Wu

PGRA Capital - Analyst

Jared Cohen

JM Cohen & Co. - Analyst

William Meyers

Miller Asset Management - Analyst

John Roles

Argonne Capital Advisors - Analyst

Dan Weston

WestCap Management - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Selectica Q4 and full year fiscal 2009 financial results conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. (Operator Instructions). This conference is being recorded today, Wednesday, June 10, 2009. I would now like to turn the conference over to Scott Wilson with Selectica. Please go ahead, sir.

Scott Wilson - Selectica Inc. - IR

Good afternoon. Joining me on today’s call are Selectica’s co-chairs, Brenda Zawatski, and Jim Thanos; and CFO and General Counsel Richard Heaps. Before we begin, I would like to remind everyone that today’s call, including the question-and-answer session, may include forward-looking statements regarding expected revenue and earnings per share and future plans, opportunities, and expectations of the Company.

These predictions, estimates, and other forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the call. These risks are detailed in today’s press release as well as in our quarterly and annual reports filed with the SEC which you are encouraged to review.

Statements included in this conference call are based upon information known to Selectica as of the date of this call and Selectica assumes no obligation to update this information contained in this call. In addition, I would like to point out that we will present certain non-GAAP information on this call and refer you to the reconciliation of GAAP to non-GAAP information included in today’s press release, which is also available on the Investor Relations section of the Selectica website.

Today we plan to go through the recent quarter’s financial and operational results and give you our thoughts about what’s ahead and what next steps will be. With that, I will turn it over to CFO and General Counsel Richard Heaps.

Richard Heaps - Selectica Inc. - CFO, General Counsel

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FINAL TRANSCRIPT

Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

Good afternoon, everyone, and thank you, Scott. I am pleased to report that we’ve made continued progress on Selectica’s financial performance this quarter. For the fourth quarter of fiscal 2009, total revenue was $5.4 million or an 80% increase over the total revenue of $3.0 million that we reported in the same period one year ago, and it represents a sequential 30% increase over the $4.2 million in revenue we reported last quarter.

We also saw progress in a number of important customer metrics that we will discuss later. In this most recent quarter, the revenue split was 41% license and subscription, 30% maintenance revenue, 29% professional services and other revenue, and this is as compared with 18% license and subscription, 51% maintenance, and 31% professional services in the year ago period.

Looking now to our business units, the fourth quarter of fiscal 2009 revenue for our configuration unit was $1.5 million or 28% of the total, whereas revenues from our contract management business totaled approximately $3.9 million or 72% of total revenues. The contributions from each business unit continue to be consistent with our planned shift towards contract management that stem from the targeted investments that the Company has been making in the contract management business over the last nine months.

In the year ago period, the configuration business had revenue of $1.9 million or 62% of the total and contract management represented $1.1 million or 38% of the total. On an operating basis excluding corporate allocations and non-operating charges, the more mature sales configuration basis continued to generate an operating profit and for the first time the contract management business also generated an operating profit.

Looking at our gross margins, consolidated gross margin for the quarter was 68%. The sales configuration business delivered a 75% gross margin and contract management delivered a 65% gross margin. This compares to the previous quarter’s combined gross margin of 62%, with 74% for configuration and 56% for contract management.

The sequential margin expansion is primarily due to the license revenue generated by our contract management business which was a record for any single quarter. I believe that we have an opportunity for overall margin expansion over the next year. In the past, we have entered into a number of fixed price professional services agreements that have required resources from third parties that have a higher cost structure than using internal resources.

Our business model for professional service contracts has recently shifted towards primarily time and material-based engagements rather than fixed fee. We have largely completed many of our previous fixed-fee engagements and we expect to bring more work in-house where the margin is highest. We currently believe that this process will be completed within the first half of fiscal 2010 and will favorably improve all our margins.

As in Q3 of fiscal 2009 total operating expenses were below $4 million and well below the target level we had set for the final quarter of the fiscal year in previous calls. The expenses for this quarter were down 16% from the $4.7 million in the year ago period that we reported. Overall I am truly pleased with the progress we have made over the past year in reducing our operating expenses and maintaining their level versus last quarter.

While both of our product lines achieved operating profitability profitability, when corporate expenses and non-operating charges are taken into account, net loss for the quarter was $1.5 million or a loss of $0.03 per share compared to a net loss of $1.8 million or $0.06 per share last quarter and a net loss of $2.5 million or $0.09 per share in the same period a year ago.

Turning to the balance sheet, we ended the quarter with $23.5 million in total cash, cash equivalents, and investments. This does not include the $1 million that was held in escrow from the sale of our India subsidiary. The escrow cash from that India transaction has been released and is in our bank.

Looking at accounts receivable, our accounts receivable increased nearly $1 million from last quarter which is in line with the revenue increase and results from the normal timing of customer billings and collections. The quality of our receivables remains high at approximately 90% of our receivables as of March 31, either current or within 60 days of their due date. While we conservatively reserve against possible collection losses, we have not experienced the collectibility issues that many other companies have noted in these recent months.

Before I close, I would like to spend a couple of minutes detailing the impact of certain recent events on our financial statement. First, I would like to provide a quick recap of the sale of our India subsidiary. The transaction closed on March 31 and was announced on April 6.

When our financial statements are taken on a consolidated basis, the sale resulted in a net non-operating charge of $1.0 million, or a million dollars. The accounting treatment of the sale included a gain on the sale on our U.S. Company books of approximately $1.6 million reflecting the proceeds that we received in excess of our original equity investment in the subsidiary. However, in order to completely account for the transaction on a consolidated basis, a non-cash charge of nearly $2.5 million was taken on the books of the India subsidiary.

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Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

Finally, let me close with a status update on our rights exchange and ongoing litigation. As you are aware, we completed the exchange of rights for common shares under our rights plan on February 4, 2009. This was the outcome of our undertaking begun in November to protect the value of over $150 million in net operating loss carry forwards through adoption of a strengthened shareholder rights plan.

Related to the rights and share exchange the Company’s involved in litigation with one of its stockholders in the Delaware Chancery Court. We recently completed the trial and are now in the post-trial phase. Our current understanding is that we can have a ruling as early as September although the timeline could stretch to November or later.

To be clear, we should note that the impact of the expenditures on our legal action against Trilogy and Versata and related items are not reflected in our statement of operations but rather held on our balance sheet. Through March 31, we had paid or accrued approximately $2.4 million in charges related to the litigation. We expect that approximately 40% to 50% of the total expenditures to be covered by our directors and officers’ liability policy.

We have received the first payment from our carrier of nearly $500,000 last month. Beyond that this is ongoing litigation and as you can understand, we are not going to issue any additional comments at this time.

So I will now turn it over to Brenda for her comments and thank you.

Brenda Zawatski - Selectica Inc. - Co-Chairman

Thank you, Rich. We had a solid quarter both from a revenue standpoint as well as successes with key customers. These are the successes that is will sustain us and allow our business to grow in the future. During this call, I will highlight on where we are focusing now to impact the future quarters. As a majority of our strategic and operational focus has been on our contract management business I am pleased with the record revenues from the business.

We also saw a record number of customers enter production use of our CM application reflecting the vital role we can play in corporate America as the complexities and compliance requirements grow. As you know, we refocused and adjusted our operations and redefined our team in the middle of 2008. Since then we have made significant financial progress and advanced our business model offering validation of the strategy we’re pursuing.

First, the success of our contract management business proves that as we expected it has become the Company’s key growth driver; 72% of our revenues in fourth quarter were from contract management reflecting a planned diversification from our dependence on sales configuration from last year. CM grew 242% year-over-year for the fourth quarter, it was up nearly 40% as compared to the previous quarter, and more than doubled in the second half of 2009 over the first half of 2009.

Second, our operating expenses have come down. Since fourth quarter of last year we have reduced our operating expenses by 16% with reductions coming in all categories. Third, customers continue to get a return on their investment in us as proven by the 100% maintenance renewal rate we have achieved over the past four quarters.

And, fourth, we have expanded our route to market by pursuing and developing relationships with leaders such as EMC which was formalized and launched in April. We’re now strategically engaged with EMC and as we execute on this opportunity see a significant catalyst to our revenues in the six to nine-month timeframe.

I believe we’re headed in the right direction from our product, customer, strategic and financial perspectives, but I think it is prudent to remain cautious in our optimism for our business in fiscal 2010 and beyond. We’re not immune to the challenges resulting from a truly unprecedented global economic contraction that has adversely affected our customers and prospects and we recognize that despite our progress and success we still need to do more.

So let’s dive into our operating highlights. First, let me talk about contract management business. Overall I am pleased with the progress and results we achieved in the fourth quarter. Contract management had record revenues of $3.9 million in fourth quarter including more than $1.6 million in new license revenue.

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Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

We recognized license revenue from four new enterprise customers across multiple industries including three widely recognized global leaders and innovators. Again, we believe our technology is selected by our customers for the ROI it can provide, our superior technology, and some combination thereof. We have also seen renewals from two major subscription customers and an accelerating rate of production deployment of our application.

A number of our customers have begun second and third-stage deployment efforts reinforcing the value proposition that our application offers to them. In all of fiscal 2009, we maintained a 100% renewal rate on maintenance for our CM customers. I view this record as evidence that large companies and small are finding a need for contract management solution and that our solution continues to meet the needs of our customers. It delivers value to them, and that our product road map is aligned with their needs and goals.

Our contract management pipeline continues to grow. Last quarter I told you that our qualified pipeline was in excess of $20 million. In the fourth quarter, we grew that pipeline to more than $25 million. While building our pipeline is top priority, and I am pleased with the progress we are making, the reality is it takes time to convert the pipeline into revenue.

As I said before, our typical sales cycle is six to nine months. Overall our sales and professional services teams continue to execute on our plan and deliver the results that our customers require. On the expense side, we have eliminated unnecessary spending and more efficiently allocated our available resources.

That said, we continually seek additional opportunities to reduce our cost structure while investing in areas necessary to increase our market presence and penetration and expand our addressable market. This is exactly why a relationship with EMC is of such value to us. We recently unveiled our jointly-developed solution and are co-marketing and co-selling it with EMC in North America and planning to take the solution to international customers by the end of fiscal 2010.

To date, we have already trained over 200 EMC sales people and sales engineers on the joint solution and EMC and Selectica sales people are now working together in the field on a number of targeted opportunities. EMC is providing Selectica with an entry into accounts that we otherwise would not have access to and vice versa.

We are also engaged in a joint [MAN] generation activity including telesales, field events, such as our playing a major role at EMC’s recent customer event, and joint webcasts and webinars. Overall the performance of contract management business has improved significantly since we made our changes. The results we posted over the most recent two quarters demonstrate this progress.

Going forward, we expect that our focus for contract management will continue to build the successful business, extend our product leadership, increase our addressable market, and improve our market share. To drive a success of this business forward, Jason Stern has been promoted to Senior Vice President, Operations for the contract management business.

Now, let me turn to our sales configuration business. The fourth quarter results came in as expected. We posted a $1.5 million in revenue with $1.3 million in maintenance revenues with, again, a 100% renewal rate on maintenance. In addition, we had $200,000 of revenue contribution from our professional services team.

Overall the business remains stable. To repeat what Rick said about the unit’s financial performance on an operating basis, our sales configuration business is cash flow positive and profitable before corporate allocations and non-operating charges. We continue to be optimistic about future sales opportunities although we rely primarily on external solutions-oriented providers for our go-to-market strategy.

As we’ve said previously, we have limited visibility on the timing of any deals because we go to market through the channel partners. We continue to make refinements to our business plan to work to deliver more efficiencies to make progress towards consistently achieving operational break even.

Despite disruptions in directional changes to our business last year, we were able to deliver a 25% total revenue growth in the second half of fiscal 2009 over that same period in fiscal 2008. This week in order to aid us in our efforts to achieve profitability we undertook a restructuring to better align our resources with our revenue opportunities. We made a 20% reduction to our head count with an anticipated $2 million reduction in annualized operating expenses.

We anticipate incurring a non-recurring expense of approximately $500,000 related to this reduction. We are also taking serious looks at additional opportunities to reduce our cost structure and improve our efficiency. We hold nothing sacred.

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Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

For example, a partial list of items we have implemented or plan to consider are things like, one, reducing the cost of delivering professional services to our customers, two, consolidating or right sizing our real estate to one location, three, placing a cap on the fees paid to our Board of Directors which we expect could result in a 40% reduction in costs alone, four, reducing more than a $1 million in public company costs by becoming a non-reporting Company.

While I am pleased with the Company has successfully delivered on its commitments of revenue progress and expense reduction we made last year, and while I believe the last two quarters have proven the changes we made for the better, we know we still have much to do. Entering our new fiscal year we see opportunity. Our expectations for 2010 are for overall revenue growth of 10% to 15% with CM business growing by 30% to 35%.

We anticipate the majority of our growth will be in the second half of the current fiscal year, and with proper execution and focus we believe we could achieve operational break even sometime in the second half of fiscal year, perhaps as early as third quarter.

Our focus remains execution. Execution building revenue momentum, keeping our expenses under control, developing additional partnerships, routes to market and business development opportunities that will augment what we already have in place and keeping our solutions and leadership position by continuing to deliver from our development team.

In summary, while we have many challenges ahead of us, our performance has proven that we have already overcome others. I continue to believe Selectica is well-positioned for success. Before we go to your questions, let me update on you a couple of ongoing issues I know you are all following. First of all, as Rich said, we’re making progress with our rights plan litigation. Unfortunately, we’re not ache to elaborate on that any more at this time.

Secondly, we have progressed in our evaluation of strategic opportunities. We have received and consider offers that the Board has determined were not acceptable nor in the best interests of our shareholders. Of course, we remain open to considering viable offers, but believe in the meantime we should continue to focus on running running and building a successful business.

Our ultimate responsibility remains to find the path that generates the maximum value for our shareholders. And with that, I would like to open it up to your questions.

QUESTION AND ANSWER

Operator

Thank you. We’ll now begin the question-and-answer session. (Operator Instructions). And our first question comes from the line of Lilly Wu with PGRA Capital. Please go ahead.

Lilly Wu - PGRA Capital - Analyst

Hi. Thank you. Can I first just get a repeat on the guidance that you gave? You mentioned that you’re looking for revenue to increase year-over-year this fiscal year by 10% to 15% and for the contract management side to increase by what?

Brenda Zawatski - Selectica Inc. - Co-Chairman

30% to 35%.

Lilly Wu - PGRA Capital - Analyst

30% to 35%?

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Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

Brenda Zawatski - Selectica Inc. - Co-Chairman

Yes.

Lilly Wu - PGRA Capital - Analyst

Okay. And CPQ, the configure business, was characterized as stable, but looking at it the $1.5 million in fourth quarter 2009 compares with $1.9 million in fourth quarter 2008, and generally we just have continually seen year-on-year decline. Is that — I mean, that, just the numbers clearly look eroding on a year-over-year basis. Is that the way it is going to go at this point?

Brenda Zawatski - Selectica Inc. - Co-Chairman

You want to take this one?

Richard Heaps - Selectica Inc. - CFO, General Counsel

Sure. Lilly, it is Richard Heaps. As we stated, the sales configuration business is largely stable.

Our maintenance stream has reflected a 100% renewal rate, and we have seen a smaller number, but a number of strategic assignments for our professional services team. I would not expect to see significant change in that business this year.

Brenda Zawatski - Selectica Inc. - Co-Chairman

If I can just add, Rich, I think the change from last year to this year was we’re doing less consulting this year in the fourth quarter 2009 than we were in the fourth quarter of 2008, but maintenance is essentially flat.

Lilly Wu - PGRA Capital - Analyst

Okay.

Brenda Zawatski - Selectica Inc. - Co-Chairman

We’re not losing new — not losing our current maintenance customers.

Lilly Wu - PGRA Capital - Analyst

Okay. And from the operating cash flow perspective, it looks like cash usage within the fourth quarter was something like $3.9 million, and you mentioned that ARs went up by a million which, of course, the revenue went up, so that’s fine. Where was the rest of the cash used? Could you give us a quick rundown on that?

Richard Heaps - Selectica Inc. - CFO, General Counsel

Sure, Lilly. In general the additional cash was reflected in the $1 million in escrow that was held on the sale of the India subsidiary which, as I said earlier, has now been released.

Lilly Wu - PGRA Capital - Analyst

Well, but the escrow cash shouldn’t be — because I am talking about the cash usage in the quarter, so that is cash that’s coming in that hadn’t come in yet. So that’s a nice thing for first quarter 2010, but I am talking about the cash balance from December 31, $27.4 million to $23.5 million on March 31.

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Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

Richard Heaps - Selectica Inc. - CFO, General Counsel

On top of the increase in AR, obviously, we did incur some net operating losses as well as the expenditures on the litigation and related matters are in advance of the reimbursement that we received from our insurance company. So we incurred about $2.4 million in costs in the quarter.

As I said, we received our first reimbursement check in mid-May, so you’re going to see that impact as well for a couple of quarters.

Lilly Wu - PGRA Capital - Analyst

Okay. So $2.4 million in the quarter was litigation?

Brenda Zawatski - Selectica Inc. - Co-Chairman

Yes, $2.3 million, Lilly.

Lilly Wu - PGRA Capital - Analyst

Okay. All right. And the rest was just the operating loss?

Richard Heaps - Selectica Inc. - CFO, General Counsel

Yes.

Lilly Wu - PGRA Capital - Analyst

Okay. Great. And just from the OpEx perspective I notice in the press release that something like $2 million annual cuts were basically identified or completed?

Brenda Zawatski - Selectica Inc. - Co-Chairman

Yes.

Lilly Wu - PGRA Capital - Analyst

And so that should be taken off of the basis of the fiscal year 2009 level which came in at something like $16 million operating expense, so I guess 2010 I should expect something like $14 million?

Brenda Zawatski - Selectica Inc. - Co-Chairman

That’s correct, the $2 million has actually been executed on already in terms of the restructure and the head count reduction that we took this quarter.

Lilly Wu - PGRA Capital - Analyst

Okay. So we should actually look towards something like a $14 million OpEx in 2010 for the full year?

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Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

Richard Heaps - Selectica Inc. - CFO, General Counsel

Well, you have to realize, Lilly, that we took the steps and announced reduction this week. The full effect on the run rate will begin in our fiscal Q2, so perhaps that estimate is a little bit high.

Lilly Wu - PGRA Capital - Analyst

Okay. Okay. The other thing also was kind of curious, we had the delay in reporting the results for this fiscal fourth quarter, and were there issues that came up with closing the accounts or it seems, it is a relatively simple business.

Were the issues surrounding the close of the India division sale and, could you shed some light on that? Were there strategic issues which caused the delay in reporting or could part of that also resulted in lack of transparency and what was going on, which, of course, is frustrating for investors. Do we expect to get on a tighter reporting schedule going forward or how do you see that?

Brenda Zawatski - Selectica Inc. - Co-Chairman

Yes, Lilly, I think you pretty much identified — the delay in reporting was really due to the closing down the India subsidiary, and all the complicated transactions that arose from that. We wanted to make sure we did that exactly precise, went to a lot of experts to make sure that things were as perfect as they can be, and had nothing to do with strategic issues or anything like that. It was a busy time.

We also were all gone. We’re a small Company. We were all gone to litigation for about a week and-a-half as well, so it did hamper our schedule a little bit. But going forward our anticipation is that we would be more in line with the previous closes, generally about five to six weeks after the quarter closes.

Lilly Wu - PGRA Capital - Analyst

Okay. All right. Great.

And from the CLM side, it definitely looks like there is, as you mentioned, a lot of great business traction going on there. In terms of the four new sales transactions, the four new customers that were closed, they were ones which were initiated by the current team in place.

Could you give us some more color on that? Were they — what kind of verticals, who were the competitors? What was the basis on which Selectica was able to win, and just generally what will be driving the momentum forward in terms of revenue in that area?

Richard Heaps - Selectica Inc. - CFO, General Counsel

Lilly, obviously, we can’t spend time on the full details there, but in general the sales people responsible for these accounts are part of the current team, number one. Number two, the verticals are very diverse from manufacturing to technology and beyond.

Third, the solutions were, the selections were competitive, and we all know who the primary players are in this space, and we were chosen on the basis of technological superiority and on standard RFPs that were issued by all of the competitors. I think that our ability to deliver a robust and complete workflow application suited to these customers’ business processes is what really drove our success.

Lilly Wu - PGRA Capital - Analyst

Okay. Great. I presume that the $25 million pipeline that you have also includes many of the same types of competitive well-positioned (inaudible) —

Brenda Zawatski - Selectica Inc. - Co-Chairman

Yes. I would say there has not been one situation that I have been aware of, or hasn’t been a competitive win. So we generally are competing against one or in many cases several other competitors in this field, and we are chosen, as Rick said, competitive superiority even doing business with, and our flexibility.

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Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

Lilly Wu - PGRA Capital - Analyst

Uh-huh. Okay. And the summary of the strategic situation where you mentioned that there were, I guess, there were corporate offers that were made but the Board did not deem them to be interesting to pursue. Does that mean that that strategic effort, is that still ongoing? I understand and appreciate there is a lot of focus on building the core business in parallel, but is that now been the focus? Is the strategic issue ongoing? What’s the relative importance or focus from the Board members’ perspective?

Brenda Zawatski - Selectica Inc. - Co-Chairman

It is still ongoing. We have not and never will say we’re never interested in selling, but I think when we first undertook this, we were solely focused on the sale process and running the business. We spent an awful lot of time focusing on 2010, how to make that financially better, and continue to improve our revenue and our profitability. But at the same time, we still do have people in this process, and we are still continuing to work with them, but we thought it was prudent to update that we had had some offers that either had some onerous terms in them or the price was what we deemed below market.

Lilly Wu - PGRA Capital - Analyst

Okay. And lastly, I was just wondering your insight or thoughts on the — what’s going on with I-many? I know they’re very niche and focused on contract management within a certain sector of healthcare, but there is a number of bids going out on that company, and was just wondering what your thoughts are in terms of what’s going on with I-many and what that means if anything about the sector?

Brenda Zawatski - Selectica Inc. - Co-Chairman

We don’t see I-many that much in the opportunities that we have been focusing on in moving forward. I think it would be kind of unfair to comment on them other than to wish them the best of luck.

Lilly Wu - PGRA Capital - Analyst

Okay. Great.

Brenda Zawatski - Selectica Inc. - Co-Chairman

I have my lawyer sitting across the table from me here so — (laughter)

Lilly Wu - PGRA Capital - Analyst

Okay. Great. Thanks.

Operator

Thank you. Our next question comes from the line of Jared Cohen with JM Cohen and Company. Please go ahead.

Jared Cohen - JM Cohen & Co. - Analyst

Yes, can you follow on a little bit, what’s your employee head count right now?

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Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

Richard Heaps - Selectica Inc. - CFO, General Counsel

With the reductions we’re at approximately 55.

Jared Cohen - JM Cohen & Co. - Analyst

55, so shouldn’t you at that point really, you didn’t really give an outlook, be really, I know it is hard economic times, but be really doing better on a go-forward basis and really what you gave as an outlook because I noticed some software companies that are public that are having a tough time also that are generating better cash flow than your Company is. And it is quite frustrating that this Company has given so many different excuses of restructuring and so forth over the years and it is getting tiresome of hearing it.

Brenda Zawatski - Selectica Inc. - Co-Chairman

Well, Jared, I think we’ve —

Jared Cohen - JM Cohen & Co. - Analyst

Yes, go ahead.

Brenda Zawatski - Selectica Inc. - Co-Chairman

Go ahead. I am sorry.

Jared Cohen - JM Cohen & Co. - Analyst

No. Go ahead. I am sorry.

Brenda Zawatski - Selectica Inc. - Co-Chairman

We spent a lot of time going through the 2010 and what we think is achievable. My thought is to over —

Jared Cohen - JM Cohen & Co. - Analyst

Well, I know a company that’s smaller than you are that last, just reported it’s quarter and did a million dollars less, that’s a software company, in revenue and generated a million dollars in, of income and $2 million of cash flow and has 30 more employees than yours does. I am just wondering why they’re able to do it and your Company can’t?

Richard Heaps - Selectica Inc. - CFO, General Counsel

Jared, we focus our planning process on what we believe is achievable.

Jared Cohen - JM Cohen & Co. - Analyst

They seem to achieve it.

Richard Heaps - Selectica Inc. - CFO, General Counsel

Again, I can’t speak for anybody else, but if you let us speak to what we said here is that we have made steady progress in both a revenue and cost front. We’ve seen — (multiple speakers).

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Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

Jared Cohen - JM Cohen & Co. - Analyst

I am wondering why, well, it is frustrating since — going back to the end of last year that someone, whether you have looked after, whose interest you have looked after, the shareholders or not that, going back to this whole rights offering thing, given where this all started back then, the share price was around $1, and now it is $0.42. It is a little frustrating.

Granted your revenue has gone up, but you’re still not generating cash, and I just brought up that other company as an example even in tough times they seem to have adjusted and can adjust and still look at, run their business appropriately versus Selectica over the last five years seems not to have been able to get it right. So can you give us something that over the next three to six months that gives us confidence?

Brenda Zawatski - Selectica Inc. - Co-Chairman

I guess I am not quite sure what your question is, Jared.

Jared Cohen - JM Cohen & Co. - Analyst

Well, I am just trying to get confidence in the management of the Company, why we should have confidence that the Company has finally turned the corner?

Brenda Zawatski - Selectica Inc. - Co-Chairman

Well, based off some of the facts we just went over —

Jared Cohen - JM Cohen & Co. - Analyst

The facts, I have seen the facts over the years why shouldn’t the Company have been sold, or why was the rights offer even ever done six months ago or all it seems that it has been done is wasted about $2.5 million worth of cash and gotten the stock price down 60%.

Brenda Zawatski - Selectica Inc. - Co-Chairman

Actually, first of all, Jared, the stock price at $1 was pre-rights plan which the developed comparison would be $0.84 to $1. Because when you put out almost 100% more stock, the value goes down approximately 50%.

Operator

Thank you. (Operator Instructions). Our next question comes from the line of William Meyers with Miller Asset Management. Please go ahead.

William Meyers - Miller Asset Management - Analyst

Hi. If you could just clarify for me you were accelerating through the March quarter which looked very impressive, and we’re almost to the end of the June quarter. Could you just give a comparison in revenues between the quarter based on what you know now?

Brenda Zawatski - Selectica Inc. - Co-Chairman

Between March and June?

William Meyers - Miller Asset Management - Analyst

Between the March quarter that you’re reporting on and the quarter we’re currently in? Yes. If you could. What does it look like?

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FINAL TRANSCRIPT

Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

Richard Heaps - Selectica Inc. - CFO, General Counsel

We’re in a quiet period, as you know. But like many software companies, we see the predominance of our action in the last month of the quarter, so it wouldn’t be fair to comment at this time anyway.

William Meyers - Miller Asset Management - Analyst

Okay. Thank you.

Operator

Thank you. Our next question is from the line of [John Roles] with [Argonne Capital Advisors.] Please go ahead.

John Roles - Argonne Capital Advisors - Analyst

Hi. You made comments towards the beginning of the call regarding, I guess, some of the fixed price contracts that you had which are now rolling off and could you just repeat for me did you give any kind of specific guidance in terms of from a dollar perspective how much those represented and what you think the potential savings from restriking those contracts going forward might be?

Richard Heaps - Selectica Inc. - CFO, General Counsel

We didn’t provide any specific numbers except that there were a substantial number of those contracts that we have completed in the last quarter and a few of them still remain heading into this quarter. But as you can imagine, it is easier to manage and predict margins on time and materials contracts than it is on fixed price agreements especially ones that were struck historically over the past several years.

I would expect that our professional services business by the end of this year, certainly, if not sooner, returned to the kind of margins you would expect professional services to deliver which we have not been able to achieve previously and that will enhance our overall margins. But our focus really is on growing our customer base, and that will drive new professional services revenues as well which we expect to be profitable.

John Roles - Argonne Capital Advisors - Analyst

Okay. Great. Secondly, you mentioned that in terms of some of the cost savings you’re looking at, you have about a million dollars of public company expenses that could potentially go away if you became non-reporting.

Could you maybe detail that a little bit more in terms of how far up the agenda is that and if you were to go that route, sort of what would you internally kind of commit to or believe would be your responsibility in terms of disclosure to your shareholders about financial results under that set of circumstances?

Richard Heaps - Selectica Inc. - CFO, General Counsel

We have taken a preliminary look at what the impact of being non-reporting would be, and we have identified costs, obviously, in the areas of accounting, reporting, registration, legal, and so forth that are involved in being a public company. To say that we have completed all that far work would be premature.

We recognize that we have shareholders and that those responsibilities ongoing will have to be considered. A lot of the cost savings are simply come from deregistering from the various entities with which we’re registered. But to say that we have made a decision as to what our profile would exactly look like if we were to become non-reporting and I repeat that decision has not been made, simply the investigation has begun.

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FINAL TRANSCRIPT

Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

Brenda Zawatski - Selectica Inc. - Co-Chairman

Right.

Richard Heaps - Selectica Inc. - CFO, General Counsel

And we believe that that could save up to a million dollars. I think that’s, the areas to look into are pretty well understood.

John Roles - Argonne Capital Advisors - Analyst

Okay. I’m sorry?

Brenda Zawatski - Selectica Inc. - Co-Chairman

No, I was just going to add to that, we, obviously, as we are going through the evaluation of this are looking at how do we get information to our shareholders. This is about still being able to keep communications open with them. But at the same time we realize that there is a large expenditure that could be saved.

John Roles - Argonne Capital Advisors - Analyst

Okay. Lastly, and this is a bit more longer term, is it possible you guys have been managing the business for awhile now. You have obviously focused a lot on the expense side.

When you look at this business, let’s say for 2010, a $19 million or $20 million revenue run rate, if you look out a few years, can you give us any sort of data points for, at various revenue levels what you think a fair operating margin for the business should be once you kind of get to where you want to be from an expense standpoint?

Brenda Zawatski - Selectica Inc. - Co-Chairman

I guess I am a little confused by your question, if you’re maybe a little more specific, John, if you’re looking forward, obviously, once you get beyond the $20 million level up to the $50 million or $100 million level, there is no reason why we wouldn’t be in line with other software companies.

John Roles - Argonne Capital Advisors - Analyst

Yes, I guess I am focused less on the $50 million or 1$00 million level because I don’t think any of us know whether we’re going to get there or not. It is certainly a great leap where from where we are today, so I am thinking more about at kind of a $25 million and a $30 million revenue run rate what you think operating margins at those sorts of levels might be?

Richard Heaps - Selectica Inc. - CFO, General Counsel

John, we have done, obviously, some work in the area of modeling our business under various revenue scenarios and how that is achieved. We’re seeing various sources of future demand including an increased interest in subscription revenues, but also some significant opportunities on professional licenses.

I think it is fair to say that at the kind of revenue levels that you’re talking about we see operating margins growing to the 10% to 20% range potentially. It depends on how that revenue is achieved, whether it is driven through channels, whether it is done directly, and we’re really in the very beginning of that process in making a determination.

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FINAL TRANSCRIPT

Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

John Roles - Argonne Capital Advisors - Analyst

Okay. I am sorry, did I interrupt?

Brenda Zawatski - Selectica Inc. - Co-Chairman

No, no, I was just saying to Rich that I totally agree.

John Roles - Argonne Capital Advisors - Analyst

Okay. Great. Thanks very much. Appreciate it.

Operator

Thank you. (Operator Instructions). Our next question comes from the line of Dan Weston with WestCap Management. Please go ahead.

Dan Weston - WestCap Management - Analyst

Yes, hi. Good afternoon. I had a couple of questions. Maybe some reiterations as well, Brenda, in your comments. Did I hear you right that with some of the reductions and cost saving initiatives that you have in place or will have in place shortly that, did I write this down right, that you said it would save an additional 40% on the operating lines?

Brenda Zawatski - Selectica Inc. - Co-Chairman

No, the 40% was a reduction on the Board fees when I said we were reducing everything including consolidating real estate to one location, we reduced the Board fees to a fixed fee and that should save us about 40%.

What we did say, and in addition to those things, we did do a head counted reduction this week, and that was going to result in a $2 million annualized savings.

Dan Weston - WestCap Management - Analyst

Okay. Got you. $2 million annualized based on fiscal —

Brenda Zawatski - Selectica Inc. - Co-Chairman

2009.

Dan Weston - WestCap Management - Analyst

From 2009. I got you. Okay. And then also did you mention that you signed four new customers during the quarter?

Brenda Zawatski - Selectica Inc. - Co-Chairman

Yes.

Dan Weston - WestCap Management - Analyst

And that’s in total? Is that all in contract management?

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FINAL TRANSCRIPT

Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

Brenda Zawatski - Selectica Inc. - Co-Chairman

Yes, four new contract management customers and then we had, I believe, six customers that brought on more services, subscriptions.

Dan Weston - WestCap Management - Analyst

Okay.

Brenda Zawatski - Selectica Inc. - Co-Chairman

So it will be (inaudible) subscription.

Richard Heaps - Selectica Inc. - CFO, General Counsel

And among those six some were from contract management and some were from the configuration business as well.

Dan Weston - WestCap Management - Analyst

Okay.

Brenda Zawatski - Selectica Inc. - Co-Chairman

And that’s recognized revenue just to be clear.

Dan Weston - WestCap Management - Analyst

Understood. Okay. Fine. And then, Richard, just clarification on the press release. The line item interest and other income net which is a negative $1.1 million, that’s the — that pertains to the real estate?

Richard Heaps - Selectica Inc. - CFO, General Counsel

That’s largely the result of the India transaction. Remember, we spoke about the gain on sale in the U.S. entity which was the difference between the cash we received and the cash we received just a few weeks ago on the, out of escrow, over the original investment and subsidiary in the U.S.

And then the net against that was a $2.5 million non-cash charge in India as we closed out that subsidiary and that goes to the complex nature of this kind of transaction from an accounting standpoint.

Dan Weston - WestCap Management - Analyst

Okay. So in short the $1.1 million is an accounting figure and that’s non-cash?

Brenda Zawatski - Selectica Inc. - Co-Chairman

Correct.

Richard Heaps - Selectica Inc. - CFO, General Counsel

Yes.

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FINAL TRANSCRIPT

Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

Dan Weston - WestCap Management - Analyst

Okay. And then speaking of cash because, obviously, we have a lot of different moving parts here and a lot of non-cash and accounting related items. You were nice enough to give us figures in terms of what you were able to collect from insurance and whatnot to this point to date. Could you let us know what your actual cash balance is today?

Richard Heaps - Selectica Inc. - CFO, General Counsel

As I said earlier, we’re in a quiet period, and we’ll be able to give you more precision when we report on this quarter’s operations, and we expect that to be on a more normal schedule from this quarter.

Dan Weston - WestCap Management - Analyst

Okay, I’m just trying to get it — because the deals you’re signing look pretty good, and your receivable base is reflecting that, but I am not seeing the cash generation from it. So I am trying to figure, because we started at $27 million, I guess, last quarter and now we’re down to $23 million and change.

I am just trying to figure out when we’re going to be able to collect some of those receivables and get that cash balance back up?

Richard Heaps - Selectica Inc. - CFO, General Counsel

Well, as I mentioned, largely the increase in receivables, and the cycle in receivables came through the ordinary course of business. Our quarter end balance naturally reflects transactions that occurred towards the end of the quarter. I can tell you that a substantial amount of those receivables have already been collected so we’re really not off cycle.

What I was focused on in my remarks was really the quality to give you some comfort that we are dealing with customers that are viable, that pay their bills, that are satisfied with our product, and as we move forward we think that we’ve provided for them conservatively, and you wouldn’t, naturally expect in a record revenue quarter, particularly in the CM business, which is enterprise license driven to see an increase in receivables.

Dan Weston - WestCap Management - Analyst

Okay. Very good. Lastly, Richard, as well for you, could you give us a little color? I know you can’t talk a whole lot about the litigation, but can you tell us whether Trilogy/Versata has sued for punitive damages as well or is that not included in this suit?

Richard Heaps - Selectica Inc. - CFO, General Counsel

The documents that describe what is being litigated are a matter of public record. You can actually review the press release that went out for Trilogy/Versata to look at their claims. But we asked for declaratory relief, and a number of their claims have already been dismissed and they’re asking for the court to invalidate our action. This is not a damages related lawsuit.

Dan Weston - WestCap Management - Analyst

Very good. I appreciate it. Thanks very much.

Operator

Thank you. And at this time there are no further questions. I would like to turn the call back over to Scott Wilson for any closing remarks.

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FINAL TRANSCRIPT

Jun 10, 2009 / 09:00PM GMT, SLTC - Q4 2009 Selectica Earnings Conference Call

Scott Wilson - Selectica Inc. - IR

Great. I’d just like to thank everybody for joining us today. We look forward to speaking with you again to report our first quarter results.

Operator

Thank you. Ladies and gentlemen, this concludes the Selectica Q4 and full year fiscal 2009 financial results conference call. If you would like to listen to a replay of today’s conference, please dial [303-3030] or 1-800-406-7325 followed by pass code of 4095089. ACT would like to thank you for your participation, and have a great day.

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